                                                                      EXHIBIT 12

                               AMEREN CORPORATION

                     UNAUDITED PRO FORMA COMBINED CONDENSED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                    YEAR ENDED DECEMBER 31,
                          --------------------------------------------
                                                                         12 MONTHS
                                                                           ENDED
                                                                       SEPTEMBER 30,
                            1990     1991     1992     1993     1994       1995
                          -------- -------- -------- -------- -------- -------------
                                     (THOUSANDS OF DOLLARS EXCEPT RATIOS)
Net income for the
 period.................  $345,282 $379,518 $361,189 $368,571 $391,459   $375,859
Minority interest net
 income.................     4,825    4,550    5,334    5,204    5,554      4,840
 Add:
  Taxes based on income.   234,675  268,096  245,658  242,892  262,648    253,696
                          -------- -------- -------- -------- --------   --------
Net income before taxes.   584,782  652,164  612,181  616,667  659,661    634,395
Fixed charges:
 Interest on debt.......   225,957  209,716  166,984  163,873  176,579    171,979
 Amortization of premium
  and discount, less
  expense, on debt and
  bond defeasance cost..     4,695    4,486   10,384    6,768    7,182      7,190
 Rentals (see note).....     1,114    1,171      908    1,314    1,299      2,846
Preferred stock dividend    20,310   19,455   18,607   17,805   16,762     17,088
 of subsidiaries........  -------- -------- -------- -------- --------   --------
                           252,076  234,828  196,883  189,760  201,822    199,103
Earnings available for    $836,858 $886,992 $809,064 $806,427 $861,483   $833,498
 fixed charges..........  ======== ======== ======== ======== ========   ========
Fixed Charges...........  $252,076 $234,828 $196,883 $189,760 $201,822   $199,103
Adjustment to pre-tax       11,273   11,398   10,351    9,705    9,314      9,598
 basis..................  -------- -------- -------- -------- --------   --------
                          $263,349 $246,226 $207,234 $199,465 $211,136   $208,701
                          ======== ======== ======== ======== ========   ========
Ratio of earnings to
 fixed charges adjusted      3.18X    3.60X    3.90X    4.04X    4.08X      3.99X
 to pre-tax basis.......     =====    =====    =====    =====    =====      =====

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Note: Represents the interest factor applicable to rentals.